News Release

Miller Corporate Center

Media Relations:	For Immediate Release

Charles E. Coleman (626) 304-2014

communications@averydennison.com

Investor Relations:

Cynthia S. Guenther (626) 304-2204

investorcom@averydennison.com

AVERY DENNISON REPORTS

FIRST QUARTER 2003 RESULTS

Net income grows 9.3 percent;

Sales reach record high

PASADENA, Calif.—April 22, 2003—Avery Dennison Corporation (NYSE:AVY) today reported first quarter 2003 net income increased 9.3 percent to $70.8 million, compared with $64.8 million in the first quarter of 2002. Diluted earnings per share increased 7.6 percent to $0.71, compared with $0.66 per share for the first quarter a year ago.

“We are pleased to report a very solid first quarter of 2003, given the challenging economic and geopolitical climate, including achieving sales growth of nearly 24 percent and earnings-per-share growth of nearly 8 percent,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “In addition to achieving our sales and earnings growth goals, our newly launched top-line growth acceleration program is providing some exciting initial results, with more than 100 individual new product development projects underway throughout the Company that are expected to provide approximately $50 million in annualized sales by the end of the year.”

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Key results for the first quarter of 2003 include:

•	Earnings per share, on a diluted basis, were $0.71 per share, compared with $0.66 per share in the same quarter a year ago. The impact of currency exchange rates added $0.04 to earnings per share in the quarter, which was approximately $0.01 above the previously announced expectation for the quarter.

•	Net income increased 9.3 percent to $70.8 million, compared with $64.8 million in the first quarter of 2002.

•	Reported sales grew 23.6 percent from prior-year levels, reaching $1.151 billion for the first quarter of 2003, compared with $930.8 million in the first quarter of 2002. Approximately 60 percent of the incremental sales are attributed to acquisitions net of divestitures, and approximately 20 percent of the incremental sales are due to the impact of currency exchange rates. Consequently, core sales growth is estimated to be approximately 4 percent for the first quarter of 2003.

•	Core unit volume grew approximately 4 percent over the prior-year first quarter.

•	Operating margin declined 110 basis points from the first quarter of 2002, due to lower margins associated with the integration of acquired Jackstädt operations. Operating margin increased 170 basis points from the fourth quarter of 2002, with 150 basis points of the improvement attributable to the negative impact of restructuring and asset impairment charges in the fourth quarter.

•	Returns remained high, with return on shareholders’ equity of 26 percent, compared with 27.6 percent in the year-ago first quarter, and return on total capital of 15.7 percent, compared with 17.1 percent in the first quarter of 2002.

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The Company’s Pressure-sensitive Adhesives and Materials sector reported sales of $724 million, reflecting growth of 32 percent over the first quarter of 2002. Approximately 55 percent to 60 percent of the incremental sales are attributed to acquisitions net of divestitures and approximately 15 percent of the incremental sales are due to the impact of currency exchange rates. Core sales growth for the sector is estimated to be 7 percent to 8 percent. Sales in the North American pressure-sensitive roll materials business remained solid, achieving mid-single digit growth driven by strong results in the premium packaging segment of the market. Excluding the Jackstädt acquisition, sales in the roll materials business in Asia grew at double-digit rates, while sales growth in European markets grew at low-single digit levels due to the continued weakened economic conditions in that region. The worldwide specialty tapes businesses reported strong results, especially in operations serving the medical market, while sales in the graphics and reflective materials businesses declined modestly, excluding the Jackstädt acquisition.

The Consumer and Converted Products sector reported sales of $473 million, reflecting growth of 13 percent over the prior-year first quarter. Approximately 60 percent of the incremental sales are attributed to acquisitions net of divestitures and approximately 35 percent of the incremental sales are due to the impact of currency exchange rates. Core sales growth for the sector is estimated to be approximately 1 percent. Global sales of office products declined by approximately 3 percent, due to continued weakened end-user demand and modest inventory reductions by office products superstores. The weakened retail sales at the office products superstores were partially offset by growth in both the commercial channel served by the superstores and the mass market channel. The industrial and automotive products business and the retail information services business continued to report strong results for the quarter.

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The Company stated that the integration of operations resulting from the acquisition of Jackstädt is proceeding ahead of plan in terms of customer retention and working capital reductions, with cost savings expectations remaining on schedule. Avery Dennison also said that the integration of RVL and L&E operations is well underway as the Company’s retail information services business broadens its capabilities to provide a full range of products and services to the retail and apparel industries.

Avery Dennison announced that for the second quarter of 2003, it expects earnings to be in the range of $0.77 to $0.82 per share, based on current assumptions. Avery Dennison stated that it was slightly reducing the high-end of its previously announced 2003 annual earnings-per-share expectation, by $0.05, based on generally weaker economic conditions around the world, which are expected to be partially offset by an anticipated positive impact from currency exchange rates. The adjustment results in an annual earnings expectation in the range of $3.00 to $3.20 per share in 2003.

“The fundamentals of our business remain outstanding, as demonstrated by the strong results achieved during the first quarter and our expectation of high-single digit annual earnings-per-share growth in 2003,” said Neal. “We remain focused on our aggressive initiatives to accelerate growth, and we look forward to continued expansion as we introduce new products and services in markets that are enjoying solid, long-term growth.”

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2002 sales of $4.2 billion. Avery Dennison

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develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag, labeling and branding systems, and specialty tapes and polymers.

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Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to price and availability of raw materials; foreign exchange rates; worldwide and local economic conditions; impact of legal proceedings, including the U.S. Department of Justice criminal investigation into competitive practices in the label stock industry and any related proceedings pertaining to the subject matter; impact of Severe Acute Respiratory Syndrome (SARS) on the economy, the Company’s customers and business; financial condition and inventory strategies of customers; acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

For more information and to listen to a live broadcast or an audio replay of the

1st Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

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AVERY DENNISON

CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	Mar. 29, 2003	Mar. 30, 2002
Net sales	$1,150.6	$930.8
Cost of products sold	786.5	621.9

Gross profit	364.1	308.9
Marketing, general & administrative expense	249.5	205.7
Interest expense	14.9	9.3

Income before taxes	99.7	93.9
Taxes on income	28.9	29.1

Net income	$70.8	$64.8

Net income per common share, assuming dilution	$0.71	$0.66

Average common shares outstanding, assuming dilution	100.0	98.9

Common shares outstanding at period end	99.4	98.2

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	First Quarter Ended
	NET SALES		OPERATING INCOME		OPERATING MARGINS
	2003	2002	2003	2002	2003	2002
Pressure-sensitive Adhesives and Materials	$724.3	$550.4	$60.6	$50.3	8.4%	9.1%
Consumer and Converted Products	473.4	420.1	68.7	60.0	14.5%	14.3%
Intersegment Sales	(47.1)	(39.7)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(14.7)	(7.1)	N/A	N/A
Interest Expense	N/A	N/A	(14.9)	(9.3)	N/A	N/A

TOTAL	$1,150.6	$930.8	$99.7	$93.9	8.7%	10.1%

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AVERY DENNISON

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

(Unaudited)

ASSETS	Mar. 29, 2003	Mar. 30, 2002
Current assets:
Cash and cash equivalents	$33.2	$16.0
Trade accounts receivable, net	759.5	592.0
Inventories, net	365.8	289.7
Other current assets	121.0	116.1

Total current assets	1,279.5	1,013.8

Property, plant and equipment, net	1,216.3	1,048.6
Goodwill, net	637.2	295.6
Intangibles resulting from business acquisitions, net	148.8	116.7
Other assets	472.4	442.0

	$3,754.2	$2,916.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$313.1	$218.8
Accounts payable	451.9	317.8
Other current liabilities	551.5	381.8

Total current liabilities	1,316.5	918.4

Long-term debt	936.4	657.8
Other long-term liabilities	378.9	389.6
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	747.8	760.8
Retained earnings	1,695.8	1,584.6
Minimum pension liability	(68.2)	(14.3)
Accumulated other comprehensive loss	(108.3)	(141.9)
Cost of unallocated ESOP shares	(12.2)	(13.7)
Employee stock benefit trusts	(659.6)	(713.3)
Treasury stock at cost	(597.0)	(635.4)

Total shareholders’ equity	1,122.4	950.9

	$3,754.2	$2,916.7

Certain prior year amounts have been reclassified to conform with the 2003 financial statement presentation.

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AVERY DENNISON

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	Mar. 29, 2003	Mar. 30, 2002
Operating Activities:
Net income	$70.8	$64.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35.4	31.0
Amortization	8.8	5.3
Deferred taxes	(8.3)	0.4

	106.7	101.5

Changes in assets and liabilities	(68.4)	(71.9)

Net cash provided by operating activities	38.3	29.6

Investing Activities:
Purchase of property, plant and equipment	(40.9)	(17.5)
Proceeds from sale of assets	4.4	0.6
Payments for acquisitions	(6.6)	(7.0)
Purchase of software	(7.4)	(4.1)
Other	0.2	(5.0)

Net cash used by investing activities	(50.3)	(33.0)

Financing Activities:
Additional borrowings	428.4	233.2
Payments of debt	(372.8)	(204.5)
Dividends paid	(39.8)	(36.3)
Purchase of treasury stock	(0.1)	(2.0)
Proceeds from exercise of stock options, net	1.7	8.4
Other	4.2	2.0

Net cash provided by financing activities	21.6	0.8

Effect of foreign currency translation on cash balances	0.8	(0.5)

Increase / (decrease) in cash and cash equivalents	10.4	(3.1)

Cash and cash equivalents, beginning of period	22.8	19.1

Cash and cash equivalents, end of period	$33.2	$16.0

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